SAFETY-KLEEN
                              OPERATIONS MANAGEMENT
                                 INCENTIVE PLAN



                                Fiscal Year: 1999





















Rev:  September 30th, 1998

                                TABLE OF CONTENTS


                                                                        Page No.

I.      Overview ......................................................... 1

II.     Plan Objectives .................................................. 1

III.    Attaining Goals .................................................. 2

IV.     Eligibility for Plan Participation ............................... 3

V.      Plan Structure ................................................... 3

        A.  Performance Measures and Target Bonuses ...................... 3
               1.  EBITDA ................................................ 3
               2.  Revenue .............................................   4
               3.  Burn Plan ............................................. 4
               4.  Individual Performance ................................ 4

        B.  Performance and Award Criteria ............................... 4
               1.  Target Bonus Levels ................................... 4
               2.  Units of Measure  ..................................... 4
                   Table 1:  Units of Measure and Payout as Percent
                   of Base Pay by Position ............................... 5
               3.  Payout Schedule ....................................... 5
               4.  Bonus Cap ............................................. 5
                  Table 2:   Payout Schedule as Percentage of Target
                  Percent for Annual Goals Achieved Against
                  Committed Targets ...................................... 6

VI.     Payment of Awards ...............................................  7

VII.    Plan Administration .............................................. 7

VIII.   Summary and Conclusion ........................................... 7

                                   I. OVERVIEW

The Operations Management Incentive Plan (MIP) is a short-term cash incentive bonus plan covering operations executives, Facility Managers, Operations Managers, and other selected managers. The plan allows selected management employees to share directly in the success of the Company through the payment of annual incentive awards which are in turn based on the attainment of business unit goals and individual performance objectives.

This Plan Document provides the Company with a mechanism to communicate its expectations for Company performance while at the same time allowing the management team the opportunity to earn a total compensation package that is competitive for the industry.

In the past, the major components of the MIP have been facility-based and have included such financial measures as ROA, EBIT, and revenue. The remainder has traditionally been split between a regional, divisional, or Corporate measure and individual performance.

In the new Company, these facility-based measures will not be adequate since for fiscal 1999 reliable facility-based budgets will not be available in the first quarter of the year.


                               II. PLAN OBJECTIVES

The purpose of a bonus compensation plan is to motivate key management performance and to reward those individuals considered responsible for the success of the business. Safety-Kleen has developed the Operations Management Incentive Plan for key managerial personnel which will provide a significant economic opportunity based on their contribution to the Corporation and on their own individual performance.

The following must occur for the Company to be successful:

    o   Waste streams must be kept within the SK structure
    o   Inter-company competition must cease
    o   Site-by-site parochialism must be eliminated
    o Business managers must be free to spend more time on finding and working on business synergies than detailed budgets

     To accomplish these objectives, a certain percentage of a key manager's total compensation package will be at risk. Therefore, plan participants must direct their efforts and set goals which will maximize the success of their business unit as defined by the Plan.

In  addition  to  the  above,  the  following   environmental  factors  must  be
considered:

    o   Lack of reliability  of budgets by  the  beginning  of  the  fiscal year
    o Revenue/EBIT will be transferred from site to site during the year making budget tracking by site more complicated
    o Expenses per site will change due to movement of revenues and transportation costs

                              III. ATTAINING GOALS


The success of the Management Incentive Plan will be measured by attaining preset goals, and by showing a significant level of commitment and personal contribution to the Company throughout the year. This can only be accomplished by the combined support of the Company's management team.

Each participant should understand that their earnings opportunities are dependent upon the attainment of these goals. To enhance this understanding, each participant will be given an explanation of the Plan along with their individual goals and bonus potentials. This will allow each participant to clearly understand that effort that increases results will produce higher rewards.

In implementing and maintaining this Plan, the following factors are of critical importance:

    o Measures of achievement will be quantitative and qualitative in nature. The quantitative measures of achievement will be financial goals that are tied to the Company's annual financial budget. The use of such goals will help generate and reinforce a commitment to the overall budgeting process. The qualitative measure of achievement will be based on the participant's level of commitment to the Company and their overall contribution to the Company's success.

    o Incentive awards will be based upon the achievement of aggressive objectives. These aggressive objectives will help assure that the Plan pays for itself out of incremental additional profits; and that stockholders receive an appropriate return of investment in the incentive payments.

    o The threshold of incentive awards will only be at a "competent" level of performance but appreciable more award will result from extra efforts and results achieved due to higher levels of performance.

                     IV. ELIGIBILITY FOR PLAN PARTICIPATION

     For fiscal year 1999, participation in the Operations Management Incentive Plan will be limited to:

     Executive Staff                                      Operations Managers
     Directors                                            Key Managers
     Facility Managers

A comprehensive list of participants is maintained by Corporate Human Resources. These positions are targeted because of their direct accountability for the operating results of a major business unit(s) and their accountability for structuring a function under them.

To receive an annual incentive award, participants must occupy a bonus eligible position in the Management Incentive Plan as of April 1, 1999, and be employed by Safety-Kleen at the time incentive awards are paid. Participants who have not occupied an incentive eligible position for the full fiscal year will be prorated based on the number of full months of participation. Pre merger Safety-Kleen employees who were part of the Safety-Kleen MIP FY1998 Plan and who are eligible for the FY1999 Plan will become eligible for the FY1999 Plan from 1/1/99. These eligibility criteria apply to current employees promoted to eligible positions, new hires hired into eligible positions, or employees in positions subsequently selected to participate in the Plan.


                                V. PLAN STRUCTURE

A.      PERFORMANCE MEASURES AND TARGET BONUSES

Participants will be judged against achieving a combination of various criteria which will be set at the beginning of the year. These are EBITDA, revenue, the burn plan ("quantitative"), and individual performance ("qualitative"). Each participant should read this document carefully to attain a proper understanding of the Plan and its dynamics.

1.      EBITDA

EBITDA is defined as earnings before depreciation, amortization, interest expense, other income, income taxes and non-sales incentive expense. EBITDA will be derived from the final monthly Financial Results Report of the fiscal year after appropriate adjustments. For FY1999, the EBITDA goal will be budgeted EBITDA.

2.      REVENUE

Revenue includes outside and third-party revenue only and will be derived from the final monthly Financial Results Report of the fiscal year after appropriate adjustments. For FY99, the revenue goal will be rolled up budgeted accrued revenue under each participant's direction.

3.      BURN PLAN

Burn plan to be developed and sent to the appropriate participants.

4.      Individual Performance

The Qualitative Assessment Summary Sheet (see attachments) is used to identify specific goals and measures for performance of personal objectives. The overall achievement level will determine the bonus earned for Qualitative Goals. Specific goals are set in five different areas: Health and Safety, Employee Turnover, Environmental Compliance, Financial Improvement, and Community Relations. Each goal has a weight and a rating. The ratings earned and goal weight are combined to determine the appropriate bonus payment percentage. This method provides a more objective measure and a more goals driven means to focus individual performance.


B.      PERFORMANCE AND AWARD CRITERIA

1.      TARGET BONUS LEVELS

The target bonus payout is the monetary award that will be paid if all quantitative and qualitative goals are achieved exactly as set. This will be calculated as a percentage of base pay called the target bonus percent. For example, a participant whose base pay is $50,000 and whose target bonus percent is 30% will receive a $15,000 award if all the performance goals are met exactly. This award can fluctuate if separate goals are missed or exceeded. The base pay level used to calculate bonus awards will be the base annualized salary paid as of August 31, 1999. Target bonus percents can be found in Table 1.


2.      UNITS OF MEASURE

The performance criteria for each plan participant should focus upon the appropriate areas in which the position has opportunity to impact. The performance criteria is based upon a combination of specific and divisional goals. It should be noted that any unit of measure is not permanently fixed and could vary from year to year.



The units of measure used and their associated contribution to the overall payout are presented in Table 1:

                                     TABLE 1
                          Unit of Measure and Payout as
                          -----------------------------
                         Percent of Base Pay by Position
                         -------------------------------
-------------------------------------------------------------------------
                     Target     Co       Div.     Div.     Burn
Position             Payout   EBITDA    EBITDA    Rev      Plan    Qual.
=========================================================================
Senior VP             40%       30%      30%      20%              20%
Regional VP           35%                40%      30%              30%
Incineration VP       35%                40%      20%       20%    20%
Staff Dir - Div       20%                40%      30%              30%
Staff Dir - Regional  20%                40%      30%              30%
Facility Manager      30%                40%      30%              30%
Operations Mgr.       15%                40%      30%              30%
Incineration Ops Mgr  15%                40%      20%       20%    20%
Key Manager           15%                40%      30%              30%
Key Staff             10%                40%      30%              30%
------------------------------------------------------------------------

3.      PAYOUT SCHEDULE

The achievement level attained against each goal will determine how much incentive award arising from each goal will be paid. The schedule in Table 2 presents the payout percentages for various achievement levels of the quantitative measures. The qualitative column represents the total award available depending upon the level of achievement obtained against personal objectives. In order to be paid an award for any measure, the threshold level must first be met.

4.      BONUS CAP

Facility Management will be paid from a pool of funds limited to 5% of actual EBITDA for that facility. Facility Managers and/or Operations Managers who are responsible for more than one facility will be paid from a combined pool.

                                     TABLE 2

                 PAYOUT SCHEDULE AS PERCENTAGE OF TARGET PERCENT
                 -----------------------------------------------
               FOR ANNUAL GOALS ACHIEVED AGAINST COMMITTED TARGETS
               ---------------------------------------------------
-----------------------------------------------------------------------------
                                                 Quantitative/     Potential
Incentive          EBITDA/Revenue/Burn Plan**     Burn  Plan      Qualitative
Step               Achieved Against Committed      Payout           Payout
                            Targets                Levels           Levels
-----------------------------------------------------------------------------
 31                           110% +               135.0%            100%
 30                           109%                 131.5%            100%
 29                           108%                 128.0%            100%
 28                           107%                 124.5%            100%
 27                           106%                 121.0%            100%
 26                           105%                 117.5%            100%
 25                           104%                 114.0%            100%
 24                           103%                 110.5%            100%
 23                           102%                 107.0%            100%
 22                           101%                 103.5%            100%
 21                           100%                 100.0%            100%
 20                            99%                  98.0%            100%
 19                            98%                  96.0%            100%
 18                            97%                  94.0%            100%
 17                            96%                  92.0%            100%
 16                            95%*                 90.0%            100%
 15                            94%                   0.0%            100%
 14                            93%                   0.0%            100%
 13                            92%                   0.0%            100%
 12                            91%                   0.0%            100%
 11                            90%                   0.0%            100%
 10                            89%                   0.0%            100%
  9                            88%                   0.0%            100%
  8                            87%                   0.0%            100%
  7                            86%                   0.0%            100%
  6                            85%                   0.0%            100%
  5                            84%                   0.0%            100%
  4                            83%                   0.0%            100%
  3                            82%                   0.0%            100%
  2                            81%                   0.0%            100%
  1                            80%                   0.0%            100%
  0                            <80%                  0.0%              0%
-----------------------------------------------------------------------------

*   Equivalent of 90% EPS achievement at Corporate level.
** EBITDA achievement of at least 80% is required to be eligible for a qualitative award.

An example of a bonus calculation follows:

        Facility Manager
        Annual Salary:  $50,000
        Target Bonus Percent:  30%

------------------------------------------------------------------------------------------------
                                                       Unit      Target      Annual        Goal
 Goal                       Achievement   Payout        of       Percent     Salary       Payout
                                                     Measure
==================================================================================================
division EBITDA .............   95.6%       90%        x 40%      x 30%    x $50,000   = $ 5,400
Division Revenue ............  101.2%      103.5%      x 30%      x 30%    x $50,000   = $ 4,658
Qualitative Goals ...........  450 Pts.     80%        x 30%      x 30%    x $50,000   = $ 3,600
                            ======================================================================
                               Total:                                                    $13,658
--------------------------------------------------------------------------------------------------

                              VI. PAYMENT OF AWARDS

Each incentive award will be reviewed and approved by the appropriate Senior Vice President, the Chief Operating Officer, the Vice President - Administration, and the Chief Executive Officer. Payments will be made no later than November 15, 1999. Participants who voluntarily terminate their employment with Safety-Kleen prior to awards being issued will forfeit their right to receive any award.

Any adjustment of bonus amounts or any consideration of special circumstances must be approved by the Vice President - Administration, and the Chief Executive Officer.


                            VII. PLAN ADMINISTRATION

The Chief Executive Officer of Safety-Kleen Corporation is the sole interpreter and arbitrator of these provisions and has the right to amend, withdraw or revoke the Plan or any of its provisions at any time.

                          VIII. SUMMARY AND CONCLUSION

The conceptual framework and guidelines covered in this Plan represent those elements that necessarily must be examined to assure the value to the Company of the short-term cash incentive compensation plan. Several steps must be taken to ensure that those objectives which the plan is designed to meet can be accomplished. These steps are described as follows:


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

        COMMUNICATION OF THE PLAN

It is important that the Plan be effectively communicated to all participants. This would include individual discussions with each participant. These discussions should include a review of the measures and standards that should be developed to assess personal and/or business unit performance, as well as a clarification of the details of the plan and individual opportunities.


        DEVELOPMENT OF PERFORMANCE MEASURES

Business unit(s) and any individual goals should be established and communicated at the beginning of the fiscal year. Accepted standards are those that are reasonable and realistic reflections of current opportunity, as well as striving for improvement. Measurements of performance should use relevant quantitative criteria.

                                      8